Exhibit F

CALCULATION OF FILING FEE TABLES

SCHEDULE TO

(Form Type)

GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$33,800,000	0.00015310%	$5,174.78

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$33,800,000

Total Fees Due for Filing			$5,174.78

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$5,174.78

Table 2: Fee Offset Claims and Sources

Not applicable.